Exhibit 5.1

April 18, 2022
Proterra Inc
1815 Rollins Road
Burlingame, California 94010
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-1 filed by Proterra Inc, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on April 18, 2022 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of: (1) the issuance by the Company of an aggregate of up to 26,317,092 shares of Common Stock, par value $0.0001 per share (“Common Stock”), of the Company, consisting of (a) up to 892 shares of Common Stock (the “Proterra Warrant Shares”) that are issuable upon the exercise of certain warrants to purchase Common Stock of the Company (the “Legacy Proterra warrants”) and (b) up to 26,316,200 shares of Common Stock (the “Note Shares”) that are issuable upon the conversion of certain convertible notes of the Company (the “Convertible Notes”); and (2) the offer and resale by the selling securityholders defined and listed in the Registration Statement (the “Selling Securityholders”) of up to an aggregate of 125,389,111 shares of Common Stock consisting of (a) up to 16,334,868 shares of Common Stock (the “PIPE Shares”) issued in connection with a private placement described in more detail in the Registration Statement; (b) up to 1,904,692 shares of Common Stock (the “Sponsor Shares”) held by ArcLight CTC Holdings, L.P.; (c) up to 56,766,043 shares of Common Stock (the “Legacy Proterra Holder Shares”) issued pursuant to that certain Agreement and Plan of Merger, dated January 11, 2021 (as amended, the “Merger Agreement”), in connection with the consummation of the Company's business combination (the “Business Combination”) or pursuant to the exercise of Legacy Proterra warrants subsequent to the consummation of the Business Combination, each as described in more detail in the Registration Statement; (d) up to 26,316,200 Note Shares issuable upon the conversion of the Convertible Notes; (e) up to 892 of Proterra Warrant Shares issuable upon the exercise of the Legacy Proterra warrants; (f) up to 11,171,287 shares of Common Stock (the “Equity Award Shares”) issued or issuable upon the exercise of certain equity awards of the Company (the “Equity Awards”); and (g) up to 12,895,129 shares of Common Stock (the “Earnout Shares”), of which 4,800,563 Earnout Shares (the “Initial Earnout Shares”) have been issued to certain of the Selling Stockholders and 8,094,566 Earn Out Shares (the “Remaining Earnout Shares”) certain of the Selling Securityholders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions pursuant to the Merger Agreement.
In connection with our opinion expressed below, we have also examined originals or copies of the prospectus prepared in connection with the Registration Statement (the “Prospectus”), the Company’s Certificate of Incorporation (the “Original Certificate of Incorporation”), the Company’s Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment,” and the Original Certificate of Incorporation as amended by the Certificate of Amendment, the “Certificate of Incorporation”), the Company’s Restated Bylaws (the “Bylaws”), the Legacy Proterra warrants, the Merger Agreement, the Convertible Notes, the Equity Awards, certain corporate proceedings of the Company’s board of directors and stockholders relating to the Registration Statement, the Certificate of

Incorporation and the Bylaws, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by us. In giving our opinion, we have also relied upon a good standing certificate issued by the Delaware Secretary of State and representations made to us by the Company, including representations that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or equity plans of the Company, to enable the Company to issue and deliver all of the shares of Common Stock to be sold by the Selling Securityholders pursuant to the Registration Statement and the Prospectus.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law.
We express no opinion regarding the effectiveness of any waiver or stay, extension or of unknown future rights. Further, we express no opinion regarding the effect of provisions relating to indemnification, exculpation or contribution to the extent such provisions may be held unenforceable as contrary to federal or state securities laws or public policy.
Based upon the foregoing, we are of the opinion that,
1.    The Proterra Warrant Shares have been duly authorized and, when issued and delivered upon exercise of the applicable Legacy Proterra warrants in the manner and for the consideration stated in the applicable Legacy Proterra warrants, will be validly issued, fully paid and non-assessable.
2.    The Note Shares have been duly authorized and, when issued and delivered upon conversion of the Convertible Notes in accordance with the Convertible Notes, will be validly issued, fully paid and non-assessable.
3.    The PIPE Shares have been duly authorized and are validly issued, fully paid and non-assessable.
4.    The Sponsor Shares have been duly authorized and are validly issued, fully paid and non-assessable.
5.    The Legacy Proterra Holder Shares have been duly authorized and are validly issued, fully paid and non-assessable.
6.    The Equity Award Shares have been duly authorized and, when issued and delivered upon exercise of the applicable Equity Awards in the manner and for the consideration stated in the applicable Equity Awards, will be validly issued, fully paid and non-assessable.
7.    The Earnout Shares have been duly authorized, the Initial Earnout Shares are validly issued, fully paid and non-assessable and the Remaining Earnout Shares, when issued and delivered in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with sale of the securities to be sold by the Selling Securityholders pursuant to the Registration Statement and the Prospectus and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very Truly Yours,

/s/ Fenwick & West LLP

Fenwick & West LLP
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